Exhibit 99.1

JEFFREY DIMODICA APPOINTED PRESIDENT OF STARWOOD PROPERTY TRUST

Greenwich, CT — September 18, 2014 — Starwood Property Trust, Inc. (NYSE: STWD) and Starwood Capital Group, the global private real estate investment firm, today announced that Jeffrey F. DiModica has been named President of Starwood Property Trust Inc., effective September 18, 2014.  In this role, Mr. DiModica replaces Boyd Fellows, who will leave the Company to pursue other opportunities, but will remain on Starwood Property Trust’s Board of Directors.

“We are pleased to add an executive with Jeff’s deep expertise and high-caliber leadership ability to the Starwood Property Trust team. His extensive industry experience and long involvement with the business since its inception as a former member of the Board and Investment Committee of the Board, positions him to step seamlessly into this role,” said Barry Sternlicht, Chairman and CEO of Starwood Capital Group and Starwood Property Trust. “Boyd was a great partner who helped to grow Starwood Property Trust during his time here.  We thank him for his efforts and are happy that an executive with his knowledge and understanding of the Company will remain on our Board of Directors.”

Mr. Sternlicht continued, “With Jeff based in our Greenwich headquarters, he can more easily work alongside the 165 other Starwood Capital Group professionals based in our office.  We will work to take even greater advantage of the firm’s relationships and scale, enhancing our sourcing opportunities and allowing for greater coordination across all of our businesses. Jeff will focus on contributing to Starwood Property Trust’s continued growth and diversification strategies.”

Prior to joining Starwood Capital Group, Mr. DiModica served as Head of MBS/ABS/CMBS sales and strategy for the Americas at the Royal Bank of Scotland (“RBS”). During his seven years at RBS, Mr. DiModica directly managed a team of 40 professionals and was responsible for the distribution of mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities to institutional clients. Mr. DiModica previously opened and headed the Boston sales office for RBS from 2001 to 2007. Prior to joining RBS, he sold derivative and MBS products for Merrill Lynch from 1993 to 2001, and he worked in the real estate investment banking department at Chemical Bank from 1989 to 1991. Mr. DiModica received his B.S.B.A. degree with a concentration in Finance from Boston University in 1989, his M.B.A. from Dartmouth College’s Amos Tuck School in 1993, and his Chartered Financial Analyst designation in 1995.

About Starwood Property Trust

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. Through its subsidiaries LNR Property LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $13.5 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country. Additional information can be found at starwoodpropertytrust.com.

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate. Headquartered in Greenwich, CT, the Firm maintains 12 offices in six countries around the world. Starwood Capital Group has raised nearly $25 billion of equity capital since its inception in 1991, and currently manages $36 billion in assets. The Firm has invested in virtually every class of real estate on a global basis, opportunistically shifting geographies and changing positions in the capital stack as risk-reward dynamics evolve. For more than two decades, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises around real estate portfolios in both the private and public markets. Additional information can be found at starwoodcapital.com.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations — Starwood Property Trust

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com

Media Relations — Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, LLC.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com

Media Relations — Starwood Capital Group

Tom Johnson/ Pat Tucker

Abernathy MacGregor

212-371-5999